EIGHTH AMENDMENT TO THE
                               AGL RESOURCES INC.
                     LONG-TERM STOCK INCENTIVE PLAN OF 1990


         This Eighth Amendment to the AGL Resources Inc. Long-Term Stock Incentive Plan of 1990 (the "Plan") is made and entered into this 4th day of February 2000, by AGL Resources Inc. (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company sponsors the Plan to provide incentive and to encourage proprietary interest in the Company by its key employees, officers and inside directors; and

         WHEREAS, the Company has determined that it would be in the best interest of the Company, its employees and the employees of its subsidiaries to amend the Plan to provide for the extension of certain exercise periods for options; and

         WHEREAS, Section 10 of the Plan provides that the Company may amend the Plan at any time; and

         NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows:


                                       1.

         Subsection 5(j)(i) of the Plan shall be amended, effective as of August 1, 1999, by deleting that subsection in its entirety and substituting in lieu thereof the following subsection:

                  "(i) In the event an Optionee during his or her life ceases to be an employee of the Company (including any Subsidiary) for any reason other than retirement with the consent of the Company, death or disability, any Option or unexercised portion thereof granted to him or her shall terminate on and shall not be exercisable after the earlier to occur of (a) the expiration date of the Option, or (b) termination of employment; provided, the Committee may provide in the Option
         Agreement that such Option or any unexercised portion thereof shall terminate sooner, and may provide that, if employment is terminated by the Company because of an act or acts by an Optionee involving fraud, dishonesty, theft, embezzlement or the like, no portion of such Optionee's Option shall be exercisable after the Company gives notice to such Optionee of termination of employment. For purposes of the preceding sentence, an Optionee's resignation in anticipation of termination of employment by the Company because of an act or acts of the type listed after the semi-colon in the preceding sentence shall constitute a notice of termination by the Company. Prior to the earlier of the dates specified in the first sentence of this subsection
         (5)(j)(i),  the Option shall be

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         exercisable  only in accordance  with its terms and only for the number of shares exercisable on the date of termination of employment. However, if the Optionee is terminated involuntarily due to layoffs, plant closings, or any similar reason unrelated to the Optionee's job performance, the time period specified in (b) above shall be extended to sixty (60) days after the date of termination of employment. The question of whether an authorized leave of absence or absence for miliary or government service or for any other reason shall constitute a termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive."

                                       2.

         Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.


         IN WITNESS WHEREOF, the Company has caused this Eighth Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.


                                       AGL RESOURCES INC.


                                       By: /s/ Michele H. Collins
                                               Michele H. Collins
                                               Senior Vice President and
                                               Chief Administrative and
                                               Technology Officer



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